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                                                                    EXHIBIT 99.1

           LANTRONIX, INC. TO ACQUIRE UNITED STATES SOFTWARE COMPANY

     IRVINE, Calif.--(BUSINESS WIRE)--Dec. 18, 2000--

     Enables Device Server Technology to Now be Deployed on a Wide Variety of Embedded Hardware Platforms.

     Lantronix, Inc. (Nasdaq: LTRX), the pioneer of Device Server(TM) Technology, today announced a definitive agreement to acquire privately held United States Software Company of Hillsboro, Oregon, a leading software solutions provider for embedded technology applications. The acquisition has been approved by the board of directors of each company and is subject to various closing conditions. Founded in 1975, US Software, a profitable company has 25 employees all based in Hillsboro, Oregon, and is headed by CEO, Donald Dunstan.

     Under the terms of the agreement, Lantronix common stock and cash worth an aggregate value of approximately $7.0 million dollars will be exchanged for all outstanding shares and options of US Software. Lantronix will also issue up to an aggregate of approximately $9.75 million of its common stock to the shareholders of US Software if certain revenue and profit milestones related to the US Software business are met through June 30, 2004. This acquisition will be accounted for as a purchase and is expected to be completed prior to the end of 2000. In connection with the acquisition, Lantronix expects a operating profit gain of approximately $0.01 per share for fiscal 2001. Also under the terms of the agreement, all employees of US Software will remain with the Company.

     Fred Thiel, CEO of Lantronix, commented, "Acquiring US Software's 25 years of experience and high level of engineering expertise will further the capabilities of Lantronix's Device Server(TM) Technology and strengthen the Company's position in the rapidly growing market, by enabling core elements of Device Server(TM) Technology to now run on the most popular embedded hardware platforms, opening up new opportunities for Lantronix and its customers. Lantronix expects this acquisition to be accretive to the company's earnings and we believe it will help us accelerate our revenue growth rate in fiscal 2002".

     Mr. Thiel continued, "The flexibility of US Software's Real-Time Operating System (RTOS), protocols, and applications will enable Lantronix to rapidly fulfill the needs of our diverse customer base by delivering complete network enabling technology in less time on a wide variety of embedded hardware solutions. Additionally, US Software's strong presence in key markets and relationships with strategic customers will facilitate the expansion of our customer base. This merger fits with Lantronix's strategy of being a leader in embedded network connectivity".

     Don Dunstan, CEO of US Software, stated, "We are pleased to have reached this agreement with Lantronix and feel the synergies between our technologies and corporate philosophies make this an ideal situation in many ways. We look forward to making the transition and the combined resources of Lantronix and US Software will allow us to further grow the business and extend our leading position worldwide."
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     About U S Software.

     U S Software, a profitable privately held company, has earned a reputation for providing reliable products that are compact, extremely fast, and easy to implement. For over twenty-five years the company has provided solutions for thousands of embedded applications. Its products, which support all major embedded microprocessors, include: SuperTask!(R) real-time operating system, TronTask!(R) multitasking kernel compatible with uITRON, SuperPeg(TM) portable embedded GUI, USNET(R) embedded TCP/IP protocol suite, embedded Web Server, NetPeer(TM) embedded desktop interface and distributed operating environment, USFiles(R) processor and RTOS independent file system, GOFAST(R) floating point libraries. About Lantronix.

     Lantronix, Inc, the pioneer of Device Server(TM) Technology, adds intelligence to devices, allowing them to be smarter and leverage the power of networks and the Internet for real-time access to information, and device management. Lantronix's Device Server Technology adds intelligence to almost any device enabling them to be accessed, managed, controlled, reprogrammed and configured or reconfigured over the Internet or other networks using standard protocols for connectivity, including fiber optics, Ethernet and wireless. Lantronix was established in 1989, and its headquarters are in Irvine, California. For more information, visit the company on the Internet at www.deviceserver.com This press release contains statements relating to future plans, events or performance that involve risks and uncertainties. These risks include, but are not limited to, the actual growth experienced by our target markets particularly the Device market, the receipt of actual orders from customers for our Device and Multiport Device Server products in line with our current expectations, the continued migration of the mix of our product sales to the higher margin Device Business, and the continued progress of our Research and Development efforts towards our end to end solution under development. Because of these and the other risk factors identified in our SEC filings our actual results, events and performance may differ materially. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. Lantronix undertakes no obligation to release publicly the result of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.


CONTACT: Lantronix, Inc.

         Steven V. Cotton
         Chief Operating Officer/
         Chief Financial Officer
         949-453-7115

         or

         Lantronix, Inc.
         Aubrye A. Harris
         Investor Relations Manager
         949-450-7219